UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No. )

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INSITE VISION INCORPORATED

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September 10, 2008

Dear Fellow Stockholder:

As you are aware, InSite Vision and Pinto Technology Ventures (Pinto) have been involved in a proxy contest regarding the upcoming election of the Board of Directors at InSite Vision’s Annual Stockholders Meeting on September 22, 2008.

In a communication to stockholders filed September 10, 2008 with the SEC, Pinto Ventures has misled you. Typical of our negotiations with Pinto, whenever we reach for their offer, it changes. Bottom line: we believe that Pinto’s most recent letter demonstrates once again that Pinto is not being honest with you.

Here are the Facts:

Pinto’s Claims	The Truth Is
InSite Vision has misrepresented Pinto’s motives by stating that Pinto wants to acquire control of the company
Pinto has asked you to approve their hand-picked Board totally replacing the current Board notwithstanding Pinto’s 8% ownership in the company.

Pinto has demanded the replacement of the CEO by a candidate approved by Pinto using a search firm selected by Pinto.

This Pinto-selected CEO and Board would have the ability to replace other members of senior management.

This would seem to represent CONTROL of InSite Vision, for which no premium or other consideration is being paid to other stockholders.

The FIRST TIME that they had heard of our offer of “meaningful board seats” was on September 8, 2008 during a conference call between Dr. Chandrasekaran and investors
Although we believe that one board seat provides sufficient representation to an 8% holder, we sent three written settlement letters to Pinto in which we proposed that we would nominate two of their board candidates: one letter was sent on August 5, 2008 which was preceded by a verbal offer; one on August 8, 2008 and a third again in writing on August 18, 2008. In addition, we have included these offers in all of our stockholder letters, which we can only assume are being read by Pinto, given that they do respond to other of our comments made in these same letters.

Further on August 18, 2008 we sent the following communication from Dr. Chandrasekaran to them which they rejected: “We are prepared to initiate a search for a CEO with the necessary credentials required to transition InSite Vision from a development company into a multi-product commercial enterprise.

“Over the next six-to-nine months (as may be necessary for the recruitment process), I will transition my role from Chairman and CEO to Chairman. During this time period, I will take a very active role in our on-going ISV-502 clinical trials both in the U.S. and in India and, hopefully, position ourselves for the filing of an NDA by the third quarter of next year. As I have been intimately involved in the development and clinical trials of this product, I would devote my attention towards its potential success and approvability. I also would take part in deliberations concerning selection of future products/projects to be worked on as I, along with others, have been giving this serious thought pending our having resources available.

“The recruited CEO would accept ownership and responsibility for the commercialization opportunities of ISV-502, as well as maximizing AzaSite sales on a worldwide basis and selecting further projects appropriate for the use of InSite resources.”

Bottom line: We have always indicated in our written and verbal communications to Pinto our willingness to further negotiate with them with respect to Board seats, the CEO position and other matters. We do not understand how Pinto can state they were unaware of our willingness to offer them “meaningful board seats” (two, to be precise).

Pinto sent a settlement offer to negotiate to InSite Vision on September 8 and received no response by close of business on September 9. When they called InSite Vision they were told that InSite Vision could not meet with them until the week of September 15

In fact, Pinto called on the evening of September 8, 2008 to advise us that they were sending a letter, but we did not receive it until September 9 and they requested a meeting by September 10, knowing that Dr. Chandrasekaran had commitments in New York on September 10.

When Pinto called on September 9, Dr. Chandrasekaran and the full board were actually in the midst of discussing the Pinto proposal and determining which board members were available and when. The proposed time for a meeting was transmitted to Pinto almost immediately after the conclusion of the Board call. When our original proposed date was not satisfactory to Pinto, Dr. Chandrasekaran and a fellow board member changed their plans and agreed to an earlier meeting time to meet Pinto’s convenience - a fact that Pinto neglected to tell you.

In summary, it is bewildering to us that Pinto reached out to negotiate a settlement and then filed such an inflammatory letter just prior to a meeting that was already arranged. We believe these actions call into question Pinto’s intent to conduct amicable and productive negotiations.

Regardless, we remain committed to a settlement and will do everything we can to negotiate a settlement that is in the best interests of you, our stockholders.
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If you have any questions, or need assistance in voting your shares, please feel free to call our proxy solicitor, D.F. King & Co., Inc., at (800) 578-5378 (toll-free).

Thank you for your continued support.

Respectfully yours,

Board of Directors

On August 11, 2008, InSite Vision Incorporated filed a definitive proxy statement with the Securities and Exchange Commission (SEC) in connection with InSite Vision's 2008 Annual Meeting of Stockholders. InSite Vision's stockholders are strongly advised to read the definitive proxy statement carefully before making any voting or investment decision because the definitive proxy statement contains important information. InSite Vision's proxy statement and any other materials filed by InSite Vision with the SEC can be obtained free of charge at the SEC's website at www.sec.gov or from InSite Vision at http://www.insitevision.com. InSite Vision's definitive proxy statement and other materials will also be available by writing to InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94501 or by contacting the company's proxy solicitor, D.F. King & Co., Inc. by toll-free telephone at 1-800-578-5378.

All stockholders are encouraged to submit a WHITE Proxy and voting instructions over the Internet, by telephone, or U.S. mail. The prompt return of a WHITE Proxy and voting instructions will assist InSite Vision in preparing for the Annual Meeting.

If you have any questions about voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc., toll-free at 1-800-578-5378.

Important

Your vote is important. No matter how many shares you own, please support the InSite Vision Board of Directors by voting your WHITE proxy by following these easy steps.

SIGN the enclosed WHITE proxy card.

DATE the enclosed WHITE proxy card.

MAIL the enclosed WHITE proxy card today.

You may also vote by telephone or internet. Please follow the simple instructions enclosed and have your proxy available. Remember, it is only your latest dated proxy for the Annual Meeting that will count at such meeting. DO NOT vote any GOLD proxy that you receive from Pinto Technology Ventures.

If you require any assistance or have any questions, please contact D. F. King and Company at the address or telephone number set forth below.

D. F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Call Collect: (212) 269-5550, or
Call Toll Free: (800) 578-5378